                                                               EXHIBIT (12)(a.1)

                                  ONEOK, Inc.
               Computation of Ratio of Earnings to Fixed Charges

                                                                                    Four Months Ended
                                                                                       December 31,

(Unaudited)                                                                       1999                    1998
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                                                                                    (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                                                     $19,682               $11,983
  Other interest                                                                   7,303                 3,364
  Amortization of debt discount and expense                                          898                   220
  Interest on lease agreements                                                       868                   776
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Total Fixed Charges                                                               28,751                16,343
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Earnings before income taxes and undistributed
   income from equity investees                                                   57,018                57,130
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Earnings available for fixed charges                                             $85,769               $73,473
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Ratio of earnings to fixed charges                                                  2.98  x               4.50  x
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
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.